CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Entergy Corporation 4.7% Senior Notes due January 15, 2017	$499,425,000	$57,235

(1)  Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)  Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price.  This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Entergy Corporation's Registration Statement on Form S-3 (File No. 333-169315), which was filed September 13, 2010, as amended by Post-Effective Amendment No. 1 which was filed September 20, 2010, and Post-Effective Amendment No. 2 which was filed March 4, 2011.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169315

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 10, 2010)

$500,000,000

4.70% Senior Notes due January 15, 2017

Entergy Corporation is offering $500 million of its 4.70% Senior Notes due January 15, 2017 (the “senior notes”).

The senior notes will mature on January 15, 2017 unless redeemed prior to that date. We will pay interest on the senior notes on January 15 and July 15 of each year, commencing on July 15, 2012. We may redeem the senior notes, in whole or in part, at any time prior to maturity, at the redemption prices described in this prospectus supplement. The senior notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be our direct unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt.

Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Entergy Corporation (before expenses)
Per senior note	99.885%	0.600%	99.285%
Total	$499,425,000	$3,000,000	$496,425,000

The price to public will also include any interest that has accrued on the senior notes since their issue date if delivered after that date.

The underwriters expect to deliver the senior notes to purchasers in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about January 13, 2012.

Joint Bookrunners

Morgan Stanley	Barclays Capital	BNP PARIBAS

Citigroup	Goldman, Sachs & Co.	Mizuho Securities	RBS

Co-Managers

Credit Agricole CIB	Morgan Keegan

January 10 , 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer of the senior notes in any jurisdiction where the offer is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the senior notes we are offering in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of a registration statement that was filed by us with the SEC using a “shelf” registration process as a “well-known seasoned issuer.” Under the shelf registration process, we may, from time to time, issue and sell to the public the debt securities referred to in the accompanying prospectus, including the senior notes, up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the senior notes and this offering.

RISK FACTORS

Investing in the senior notes involves certain risks. In considering whether to purchase the senior notes, you should carefully consider the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors listed under the heading “Forward-Looking Information” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “First Quarter 2011 Form 10-Q”), our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (the “Second Quarter 2011 Form 10-Q”), our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (the “Third Quarter 2011 Form 10-Q”) and our Current Report on Form 8-K dated December 4, 2011 (filed December 6, 2011), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risk factors described below.

Risk Factors Relating to Entergy

Please refer to the information under the heading “Risk Factors” contained in the 2010 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Senior Notes

The senior notes will be effectively subordinated to the debt and preferred securities of our subsidiaries.

Our ability to meet our financial obligations under the senior notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The senior notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the senior notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the senior notes would have any claims to those assets. The indenture under which we will issue the senior notes does not limit the amount of debt that may be issued by our subsidiaries, whether secured or unsecured. As of September 30, 2011, our subsidiaries had approximately $9.9 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

The provisions of the senior notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the senior notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control.

The indenture does not limit the amount of unsecured debt we or our subsidiaries may issue and it does not limit the amount of secured debt that may be issued by our subsidiaries, including our non-utility nuclear subsidiaries. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the senior notes. If we incur secured debt, to the extent permitted by the indenture, the senior notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the senior notes. The indenture does not contain provisions that permit the holders of the senior notes to require us to redeem or repurchase the senior notes in the event of a takeover, recapitalization or similar transaction.

An active trading market for the senior notes may not develop.

We cannot assure you that an active trading market for the senior notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their senior notes or the price at which holders of the senior notes will be able to sell their senior notes. Future trading prices of the senior notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the senior notes on any securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the 2010 Form 10-K, the First Quarter 2011 Form 10-Q, the Second Quarter 2011 Form 10-Q, the Third Quarter 2011 Form 10-Q, our Current Reports on Form 8-K dated January 28, 2011 (filed February 3, 2011), May 6, 2011 (filed May 11, 2011), August 9, 2011 (filed August 12, 2011) and December 4, 2011 (filed December 6, 2011) and any future filings that we make with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) if the filings are made prior to the time that all of the bonds are sold in this offering. You can also find more information about us from the sources described under “Where You Can Find More Information” in the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from (1) our annual financial statements for the three years ended December 31, 2010, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2010 Form 10-K, and (2) our unaudited financial statements for the nine months ended and as of September 30, 2011, incorporated by reference in this prospectus supplement and the accompanying prospectus from the Third Quarter 2011 Form 10-Q. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
		December 31,
	September 30,
	2011	2010	2009	2008
	(Dollars in Thousands)
Income Statement Data:
Operating Revenues	$11,273,144	$11,487,577	$10,745,650	$13,093,756
Operating Expenses	9,252,998	9,264,373	8,461,124	10,810,589
Other Income	174,492	195,334	169,708	169,287
Interest Expense	521,075	575,167	570,444	608,921
Income Taxes	277,084	617,239	632,740	602,998
Net Income	1,440,652	1,270,305	1,251,050	1,240,535
Ratio of Earnings to Fixed Charges (1)(2)	3.59	3.63	3.62	3.47

	As of September 30, 2011
	Amount	Percent
	(Dollars in Thousands)
Balance Statement Data:
Common Shareholders’ Equity:
Common Stock	$2,548	—%
Paid-in Capital	5,362,959	24.9
Retained Earnings	9,439,000	43.8
Accumulated Other Comprehensive Loss	(138,337)	(0.6)
Less — Treasury Stock	5,700,808	26.5

Total Common Shareholders’ Equity	8,965,362	41.6
Subsidiaries’ Preferred Stock Without Sinking Fund	310,748	1.4
Currently Maturing Long-Term Debt(3)	2,022,410	9.4
Long-Term Debt	10,241,993	47.6

Total Capitalization	$21,540,513	100.0%

(1)

As defined by Item 503(d) of Regulation S-K, “earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change and before undistributed income of equity investees, (b) taxes based on income, (c) investment tax credit adjustments-net and (d) fixed charges, less preferred security dividend requirements of consolidated subsidiaries and capitalized interest. As defined by Item 503(d) of Regulation S-K, “fixed charges” includes interest (whether expensed or capitalized), related amortization, estimated interest applicable to rentals charged to operating expenses, and preferred security dividend requirements of consolidated subsidiaries. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

(2)	The ratio of earnings to fixed charges for the nine months ended September 30, 2011 was 3.88.

(3)	We intend to use all of the net proceeds we receive from this offering to repay debt incurred under our approximately $3.5 billion revolving credit facility, which is included in “Currently Maturing Long-Term Debt,” and, as a result, this offering will not have a material effect on our capitalization. See “Use of Proceeds.”

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the senior notes will be approximately $495.9 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the issuance and sale of the senior notes to repay a portion of the debt incurred under our approximately $3.5 billion revolving credit facility which expires in August 2012. (At January 6, 2012, we had approximately $1.9 billion of debt outstanding under this facility bearing interest at the weighted average rate of 0.82% per year.) All of the underwriters, either directly or through affiliates, are lenders under our revolving credit facility. Pending their application, we may invest net proceeds in short-term, highly liquid, high rated money market instruments and/or the Entergy System money pool. See “Underwriting — Relationships; Conflicts of Interest.”

DESCRIPTION OF SENIOR NOTES

The description in this prospectus supplement is a summary of some of the terms of the senior notes and the indenture. The descriptions of the senior notes and the indenture contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. Copies of the indenture, the officer’s certificates establishing the senior notes and the forms of certificates evidencing the senior notes are available upon request from us. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the indenture. The numerical references appearing in parentheses in the following summary are to sections of the indenture.

General

We are offering $500 million aggregate principal amount of our 4.70% Senior Notes due January 15, 2017.

We will issue the senior notes as a new series of debt securities under an indenture dated as of September 1, 2010 between us and Wells Fargo Bank, National Association, as trustee. The senior notes and all other debt securities issued under the indenture are collectively referred to herein as “Indenture Securities.” The specific terms of each series of Indenture Securities, including the senior notes, will be established by an officer’s certificate or a supplemental indenture. For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate relating to the senior notes.

The indenture permits us to issue an unlimited amount of Indenture Securities from time to time in one or more series. All Indenture Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Indenture Securities of such series. This means that we may from time to time, without the consent of the existing holders of the senior notes, create and issue further Indenture Securities having the same terms and conditions as the senior notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the senior notes. Additional Indenture Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Indenture Securities of such series, including, if applicable, the senior notes. As of September 30, 2011, we had $1 billion aggregate principal amount of Indenture Securities outstanding.

The senior notes will be issued in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be denominated and payable in U.S. dollars.

The senior notes will be issued in book-entry form and will be evidenced by a registered global certificate without coupons, which we sometimes refer to as the “global securities,” registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Holders of interests in global securities will not be entitled to receive senior notes in definitive certificated form registered in their names except in the limited circumstances described below. See “— Book-Entry Only Issuance — The Depository Trust Company” for a summary of selected provisions applicable to the depositary arrangements.

The senior notes will not be subject to a sinking fund provision and will not be subject to purchase by us at the option of holders prior to maturity. The indenture does not contain any provisions that are intended to protect holders of senior notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control. The indenture does not limit the incurrence of debt by us or any of our subsidiaries.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The senior notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

Interest and Interest Payment Dates

Interest on the senior notes will:

•	be paid at the rate of 4.70% per annum, subject to adjustment as described below under “— Interest Rate Adjustment”;

•	be payable in U.S. dollars;

•	be payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2012;

•	be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	originally accrue from, and include, the date of initial issuance; and

•

be paid to the persons in whose names the senior notes are registered at the close of business on the Business Day immediately preceding such interest payment date so long as all of the senior notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date with respect to any senior notes if any of the senior notes do not remain in book-entry only form.

We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the senior notes at the applicable rate then borne by the senior notes to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

If an interest payment date, a redemption date or the maturity date falls on a day that is not a Business Day, then the payment of principal, premium, if any, or interest, as the case may be, due on that date need not be made on that date, but may be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period after that date.

Interest Rate Adjustment

The interest rate payable on the senior notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) or, if either

Moody’s or S&P ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P (a “substitute rating agency”) downgrades (or subsequently upgrades) the credit rating assigned to the senior notes, in the manner described below.

If the rating from Moody’s (or any substitute rating agency thereof) of the senior notes is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase such that it will equal the interest rate payable on the senior notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including successor ratings of Moody’s or the equivalent ratings of any substitute rating agency for Moody’s.

If the rating from S&P (or any substitute rating agency thereof) of the senior notes is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase such that it will equal the interest rate payable on the senior notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including successor ratings of S&P or the equivalent ratings of any substitute rating agency for S&P.

If at any time the interest rate on the senior notes has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute rating agency thereof), as the case may be, subsequently increases its rating of the senior notes to any of the threshold ratings set forth above, the interest rate on the senior notes will be decreased such that the interest rate for the senior notes equals the interest rate payable on the senior notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute rating agency thereof) subsequently increases its rating of the senior notes to Baa3 (or its successor or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency thereof) increases its rating to BBB- (or its successor or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the senior notes will be decreased to the interest rate payable on the senior notes on the date of their issuance. In addition, the interest rate on the senior notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies), if the senior notes become rated A-3 and A- (or its successor or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency thereof), respectively (or one of these ratings if the senior notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the senior notes be reduced to below the interest rate on the senior notes on the date of their issuance or (2) the total increase in the interest rate on the senior notes exceed 2.00% above the interest rate payable on the senior notes on the date of their issuance.

No adjustments in the interest rate of the senior notes shall be made solely as a result of a rating agency ceasing to provide a rating of the senior notes. If at any time fewer than two rating agencies provide a rating of the senior notes for a reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of the senior notes from a substitute rating agency, to the extent one exists, and, if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the senior notes pursuant to the tables above, (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the senior notes which has since ceased to provide such rating, (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the senior notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the senior notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). Subject to the first sentence of the next paragraph, for so long as only one rating agency provides a rating of the senior notes, any subsequent increase or decrease in the interest rate of the senior notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. Subject to the first sentence of the next paragraph, for so long as none of Moody’s, S&P or a substitute rating agency provides a rating of the senior notes, the interest rate on the senior notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the senior notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a substitute rating agency thereof) changes its rating of the senior notes more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the senior notes described above relating to such rating agency’s action.

If the interest rate payable on the senior notes is increased as described above, the term “interest,” as used with respect to the senior notes, will be deemed to include any such additional interest unless the context otherwise requires.

Ranking

The senior notes will be our direct unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of September 30, 2011, we had approximately $2.9 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the senior notes being issued. See “Use of Proceeds.” The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the senior notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the senior notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The senior notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the senior notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the senior notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of September 30, 2011, our subsidiaries had approximately $9.9 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Optional Redemption

General

At any time prior to December 15 , 2016 (one month prior to the maturity date of the senior notes), we may redeem the senior notes, in whole or in part, on not less than 30 nor more than 60 days’ notice, at any time prior to their maturity at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes being redeemed, and

•

as determined by the Independent Investment Banker the sum of the present values of the remaining scheduled payments of principal of and interest on the senior notes being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.50%, plus, in each case, accrued and unpaid interest thereon to the redemption date.

At any time on or after December 15, 2016, we may redeem the senior notes, in whole or in part, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the senior notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) Morgan Stanley & Co. LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Goldman, Sachs & Co. and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Conditional Notice

If at the time notice of redemption is given, the redemption moneys are not on deposit with the trustee, then the redemption shall be made subject to receipt of such monies before the redemption date, and such notice shall be of no effect unless such moneys are received. If less than all of the senior notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the senior notes or portions of the senior notes to be redeemed. Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions thereof called for redemption.

Payment and Paying Agents

Interest on the senior notes payable on each interest payment date will be paid to the person in whose name that senior note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the senior notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the senior notes do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any senior note, other than at maturity, the defaulted interest may be paid to the holder of such senior note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that senior note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Principal, premium, if any, and interest on the senior notes at maturity will be payable upon presentation of the senior notes at the corporate trust office of Wells Fargo Bank, National Association, in The City of New York, as our paying agent. We may change the place of payment on senior notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

We will pay principal, premium, if any, and interest due on senior notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the senior notes as described under “— Book-Entry Only Issuance — The Depository Trust Company.”

Registration and Transfer

The transfer of senior notes may be registered, and senior notes may be exchanged for other senior notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of the senior notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of the senior notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any senior notes during the 15 days before giving any notice of redemption, (b) any senior note during the 15 days before an interest payment date or (c) any senior note selected for redemption except the unredeemed portion of any senior note being redeemed in part. (Indenture, Section 305.)

Defeasance

Subject to certain conditions (including conditions set forth in the officer’s certificate establishing the senior notes), we will be discharged from our obligations in respect of the senior notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the senior notes. (Indenture, Section 701.)

Limitation on Liens

So long as any senior notes remain outstanding, we will not secure any Debt with a lien on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, which shares of capital stock or other equity interests we directly or indirectly own from the date of the indenture or thereafter, unless we equally and ratably secure all senior notes (or secure all senior notes on a priority basis). However, this restriction does not apply to or prevent:

(1) (i) liens upon capital stock or other equity interests acquired after the date of the indenture, directly or indirectly, by us to secure (A) the purchase price of such capital stock or other equity interests or (B) Debt incurred solely for the purpose of financing the acquisition of any such capital stock or other equity interests, (ii) liens existing on any such capital stock or other equity interests at the time of acquisition, and (iii) extensions, renewals or replacements of any of the foregoing, provided that in connection with clause (iii), the principal amount of Debt so secured shall be for the same or a lesser principal amount of the Debt secured by the lien and no such lien shall extend to or cover any capital stock or other equity interests other than the capital stock or other equity interests being acquired or to more than the same proportion of all shares of capital stock or other equity interests as was covered by the lien that was extended, renewed or replaced; or

(2) attachment, judgment or other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and (i) the claims secured by the lien are being actively contested in good faith by appropriate proceedings or (ii) payment of the claims is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies.

Liens on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, other than liens described in (1) and (2) above, are referred to in this prospectus supplement as “restricted liens.” The foregoing limitations do not apply to the extent that we create any restricted liens to secure Debt that, together with all of our other Debt secured by restricted liens, does not at the time exceed 5% of our Consolidated Net Worth, as determined by us as of a month end not more than 90 days prior to the creation of the restricted lien. As of September 30, 2011, 5% of our Consolidated Net Worth (as defined for purposes of this covenant) was approximately $450 million.

For purposes of this covenant, the following terms shall be defined as follows:

“Consolidated Net Worth” means the sum of the capital stock, excluding treasury stock and capital stock subscribed for and unissued, and surplus, including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus, accounts of us and our subsidiaries appearing on a consolidated balance sheet of us and our subsidiaries prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of our consolidated financial statements, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock or other equity interests and surplus of subsidiaries.

“Debt”, with respect to any person, means (without duplication) all liabilities, obligations and indebtedness, contingent or otherwise, of such person:

(1) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments;

(2) to pay the deferred purchase price of property or services, other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due;

(3) as lessee under leases, which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases;

(4) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit, other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business; and

(5) to be liable for, or to pay for, as obligor, guarantor or otherwise, on the Debt of another person.

“Domestic Regulated Utility Subsidiary” means a direct or indirect domestic subsidiary of ours engaged in the generation, transmission or distribution of electricity or the transmission or distribution of natural gas that is regulated as to rates by the Federal Energy Regulatory Commission (the “FERC”) (or successor federal agency) or a state or local governmental body on a cost-of-service basis.

“lien” means, with respect to any asset, any mortgage, lien, pledge or security interest of any kind in respect of such asset.

“Significant Subsidiary” means Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy Texas, Inc., System Energy Resources, Inc., and any other Domestic Regulated Utility Subsidiary: (1) the total assets (after intercompany eliminations) of which exceed 5% of our total assets and the total assets of our subsidiaries or (2) the net worth of which exceeds 5% of the Consolidated Net Worth of us and our subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of us and our subsidiaries. In no event shall “Significant Subsidiary” include any Domestic Regulated Utility Subsidiary that as of September 30, 2011, (1) had total assets (after intercompany eliminations) which were 5% or less of our total assets and the total assets of our subsidiaries at such date or (2) had a net worth which was 5% or less of the Consolidated Net Worth of us and our subsidiaries at such date.

“subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock or other interests (including partnership or limited liability company interests) that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

Regulations prohibit or restrict the encumbrance or pledge of public utility assets for the benefit of an associated company. Any pledge of a Significant Subsidiary’s capital stock or other equity interests to secure the senior notes (if required by the above covenant) could require approval of the FERC or the applicable state public utility regulatory commission. Even with a valid pledge of a Significant Subsidiary’s capital stock or other equity interests, foreclosure under the indenture may be subject to applicable regulatory requirements, including approval by each of the FERC and the applicable public utility regulatory commission, if foreclosure or the sale of the pledged Significant Subsidiary’s capital stock or other equity interests may constitute a transfer of control of such Significant Subsidiary. Applicable law gives each of the FERC, and the applicable state public utility regulatory commission(s) broad discretion to define “control” for these purposes, and any such determination would depend upon the facts and circumstances existing at the time. Accordingly, the ability to foreclose on and dispose of capital stock or other equity interests in a Significant Subsidiary may be restricted or delayed by applicable regulatory requirements.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all Indenture Securities, including the senior notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding Indenture Securities. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of Indenture Securities, including the senior notes, means any of the following:

•	failure to pay interest on any Indenture Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any Indenture Security when due and payable;

•

failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of Indenture Securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of 33% in aggregate principal amount of the Indenture Securities of that series; or

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture.

In the case of the third event of default listed above, the trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of Indenture Securities of that series, together with the trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action and we have given a notice of such corrective action to the trustee within such period.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of Indenture Securities of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

If an event of default applicable to the Indenture Securities of any series but not applicable to other series of outstanding Indenture Securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the Indenture Securities of such series may then declare the principal amount of all Indenture Securities of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some Indenture Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Indenture Securities are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding Indenture Securities of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all Indenture Securities then outstanding of all such series, considered as one class, and not the holders of the Indenture Securities of any one of such series, may declare the principal of all Indenture Securities of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to Indenture Securities of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such Indenture Securities and interest accrued thereon shall become due and payable immediately.

At any time after a declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest on all Indenture Securities of the series;

(2) the principal of and premium, if any, on any Indenture Securities of the series, which have otherwise become due and interest thereon that is currently due;

(3) interest on overdue interest, to the extent payment is lawful; and

(4) all amounts due to the trustee under the indenture; and

•

any other event of default under the indenture with respect to the Indenture Securities of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

(Indenture, Section 802.)

Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the Indenture Securities of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

No holder of Indenture Securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which an event of default shall have occurred and be continuing, considered as one class.

(Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of an Indenture Security for payment of the principal, premium, if any, or interest on the Indenture Security on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of Indenture Securities issued under the indenture, including holders of the senior notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the Indenture Securities;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of Indenture Securities or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of Indenture Securities;

•

to change or eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of Indenture Securities of such series has been obtained in accordance with the indenture; or

(2) when no Indenture Securities of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the Indenture Securities;

•	to establish the form or terms of Indenture Securities of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Indenture Securities of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, Indenture Securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding Indenture Security of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount of any Indenture Security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Indenture Security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Indenture Securities of any series, without the consent of the holder of each outstanding Indenture Security affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of Indenture Securities, or modifies the rights of the holders of Indenture Securities of one or more series, will not affect the rights under the indenture of the holders of the Indenture Securities of any other series.

The indenture provides that Indenture Securities owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Indenture Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Indenture Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Indenture Securities and the holder of every Indenture Security issued upon the registration of transfer of or in exchange of these Indenture Securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the Indenture Security. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of Indenture Securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of senior notes will be given by mail to the addresses of such holders as they may appear in the security register for senior notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name senior notes are registered as the absolute owner thereof, whether or not the senior notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Wells Fargo Bank, National Association. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our and their business. Wells Fargo Bank, National Association is a lender under our approximately $3.5 billion revolving credit facility. We anticipate using some or all of the net proceeds of this offering to repay a portion of the outstanding amounts owed by us, including amounts owed to such affiliate of Wells Fargo Bank, National Association, under our approximately $3.5 billion revolving credit facility. See “Use of Proceeds.”

Book-Entry Only Issuance — The Depository Trust Company

The senior notes will trade through The Depository Trust Company, or DTC. The senior notes will be represented by a global certificate and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificate, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the senior notes represented by such global certificate to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificate will be limited to participants or persons that may hold interests through participants. The global certificate will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the senior notes within the DTC system must be made through participants, who will receive a credit for the senior notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased senior notes. Transfers of ownership in the senior notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their senior notes of a series, except if use of the book-entry system for the senior notes of that series is discontinued.

To facilitate subsequent transfers, all senior notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the senior notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes. DTC’s records reflect only the identity of the participants to whose accounts such senior notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of senior notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the senior notes, such as redemptions, tenders, defaults and proposed amendments to the indenture. Beneficial owners of the senior notes may wish to ascertain that the nominee holding the senior notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the senior notes. If less than all of the senior notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of senior notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to senior notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the senior notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the senior notes.

Payments of redemption proceeds, principal of, and interest on the senior notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the senior notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the senior notes.

DTC may discontinue providing its services as securities depositary with respect to the senior notes at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the senior notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the senior notes. In that event or if an event of default with respect to the senior notes has occurred and is continuing, certificates for the senior notes will be printed and delivered. If certificates for the senior notes are printed and delivered,

•	those senior notes will be issued in fully registered form without coupons;

•

a holder of certificated senior notes would be able to exchange those senior notes, without charge, for an equal aggregate principal amount of senior notes having the same issue date and with identical terms and provisions; and

•	a holder of certificated senior notes would be able to transfer those senior notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable. Neither we nor the underwriters take any responsibility for the accuracy of this information.

UNDERWRITING

General

Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, for whom Morgan Stanley & Co. LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Goldman, Sachs & Co. are acting as representatives, and each of the underwriters has severally agreed to purchase, the principal amount of senior notes set forth opposite its name below:

Name	Principal Amount of Senior Notes
Morgan Stanley & Co. LLC	$75,000,000
Barclays Capital Inc.	65,000,000
BNP Paribas Securities Corp.	65,000,000
Citigroup Global Markets Inc.	65,000,000
Goldman, Sachs & Co.	65,000,000
Mizuho Securities USA Inc.	65,000,000
RBS Securities Inc.	65,000,000
Credit Agricole Securities (USA) Inc.	17,500,000
Morgan Keegan & Company, Inc.	17,500,000

Total	$500,000,000

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the senior notes if any of the senior notes are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the senior notes may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the senior notes directly to the public at the price to public set forth on the cover page hereof. The underwriters may offer part of the senior notes to certain securities dealers at such price less a concession not in excess of 0.350% of the principal amount of the senior notes. The underwriters may allow, and such dealers may reallow certain brokers and dealers, a concession not in excess of 0.175% of the principal amount of the senior notes. After the initial offering of the senior notes, the offering price and other selling terms of the senior notes may from time to time be varied by the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that our total expenses for this offering will be approximately $500,000, excluding underwriting discounts and commissions.

The senior notes will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of senior notes to sell their senior notes or (3) the price at which the holders of senior notes would be able to sell their senior notes. If such a market develops, the senior notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operation, financial condition or prospects. We do not intend to apply for listing of the senior notes on any securities exchange or for inclusion of the senior notes in any automated quotation system.

To facilitate the offering of the senior notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, they may over-allot in connection with the offering, creating a short position in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the senior notes, the underwriters may bid for, and purchase, the senior notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the senior notes in the offering, if they repurchase previously distributed senior notes in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the senior notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

No action has been or will be taken in any jurisdiction that would permit a public offering of any of the senior notes, or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each underwriter shall comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers senior notes or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any other offering material, in all cases, at its own expense.

In relation to each member state of the European Economic Area which has implemented the prospectus directive (each, a “relevant member state”), each underwriter has severally represented and agreed that with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of the senior notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that relevant member state or where appropriate approved in another relevant member state and published and notified to the competent authority in that relevant member state, all in accordance with the prospectus directive as implemented in that relevant member state, until the end date specified in such prospectus, except that it may with effect from and including the relevant implementation date make an offer of such senior notes to the public in that relevant member state:

(a) to legal entities which are authorized or regulated to operate in the financial markers or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the prospectus directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the prospectus directive,

provided that no such offer of the senior notes referred to above shall require the relevant member state or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive or supplement a prospectus pursuant to Article 16 of the prospectus directive.

For purposes of this provision, the expression an “offer of the senior notes to the public” in relation to any senior notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes as the same may be varied in that member state by any measure implementing the prospectus directive in that member state, and the expression “prospectus directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to the state and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

Relationships; Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us and our affiliates, for which they have received or will receive customary compensation. Currently, all of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities, including our approximately $3.5 billion revolving credit facility described under “Use of Proceeds” above. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours and our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments, and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We anticipate using the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our approximately $3.5 billion revolving credit facility, including amounts we owe to the underwriters or their affiliates who have extended to us loans under that credit facility as described under “Use of Proceeds” above. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is of a class of securities that are “investment grade rated” within the meaning of Rule 5121.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from Entergy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

DEBT SECURITIES

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

We may from time to time offer to sell our debt securities in one or more offerings. The debt securities may consist of debentures, notes or other types of debt.

This prospectus may be used to offer and sell our debt securities, or securities, only if accompanied by the prospectus supplement for those securities. We will provide the specific information about that offering and the specific terms of those securities in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related securities.

The date of this prospectus is September 10, 2010.

RISK FACTORS

Investing in the securities involves certain risks. In considering whether to purchase the securities, you should carefully consider the information contained or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as amended, each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer”, as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of those securities and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the debt securities, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail electric distribution operations. We own and operate power plants with approximately 30,000 MW of aggregate electric generating capacity, and we are the second-largest nuclear power generator in the United States. We deliver electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We generated annual revenues of $10.7 billion in 2009 and currently have more than 15,000 employees.

We operate primarily through two business segments: Utility and Non-Utility Nuclear.

•

Utility generates, transmits, distributes and sells electric power in service territories in four states that include portions of Arkansas, Mississippi, Texas and Louisiana, including the City of New Orleans; and operates a small natural gas distribution business.

•

Non-Utility Nuclear owns and operates six nuclear power plants located in the northern United States and sells the electric power produced by those plants primarily to wholesale customers. This business also provides services to other nuclear power plant owners.

In addition to our two primary, reportable, operating segments, we also operate the non-nuclear wholesale assets business. The non-nuclear wholesale assets business sells to wholesale customers the electric power produced by power plants that it owns while it focuses on improving performance and exploring sales or restructuring opportunities for its power plants. Such opportunities are evaluated consistent with our market-based point-of-view.

In June 2010, we announced that we plan to integrate the Non-Utility Nuclear and non-nuclear wholesale assets businesses into a new organization called Entergy Wholesale Commodities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549-1004

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus.

The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1. our Annual Report on Form 10-K for the year ended December 31, 2009, as amended;

2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as amended; and

3. our Current Reports on Form 8-K dated February 25, 2010 (filed February 26, 2010), April 5, 2010 (filed April 5, 2010), May 7, 2010 (filed May 11, 2010), June 7, 2010 (filed June 10, 2010) and August 19, 2010 (filed September 10, 2010).

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Mark G. Otts

Senior Counsel — Corporate and Securities

Entergy Services, Inc.

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-5228

You may also direct your requests via e-mail to motts@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the securities. We are not, nor are any underwriters, dealers or agents, making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIOS OF EARNINGS TO FIXED CHARGES

We have calculated our ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Six Months Ended		Twelve Months Ended
June 30 2010	June 30, 2009	December 31,
		2009	2008	2007	2006	2005
3.32	2.98	3.62	3.47	3.17	3.22	3.50

As defined by Item 503(d) of Regulation S-K, “earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change and before undistributed income of equity investees, (b) taxes based on income, (c) investment tax credit adjustments-net and (d) fixed charges, less preferred security dividend requirements of consolidated subsidiaries and capitalized interest. As defined by Item 503(d) of Regulation S-K, “fixed charges” includes interest (whether expensed or capitalized), related amortization, estimated interest applicable to rentals charged to operating expenses, and preferred security dividend requirements of consolidated subsidiaries. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby for general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the securities including:

1. through one or more underwriters or dealers;

2. directly to one or more purchasers;

3. through one or more agents; or

4. through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the securities will set forth the terms of the offering of the securities, including:

1. the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2. the initial public offering price;

3. any underwriting discounts and other items constituting underwriters’ compensation;

4. the proceeds we receive from that sale; and

5. any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the securities through underwriters, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of securities will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of securities, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of a particular series if any are purchased. However, the underwriters may purchase less than all of the securities of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the securities through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Entergy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of a new accounting standard regarding non-controlling interests and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the securities will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters.